Exhibit 14.1

Consent of JBPB & Co.,  independent registered public accounting firm

The Board of Directors:
Jinpan International Limited

We hereby consent to the incoporation by reference in the registration statements on Form F-3 (No. 333-140094, effective January 19, 2007), Form S-8 (File No. 333-140109, effective  January 19, 2007) and Form F-3 (no. 333-151817, effective September 8, 2008) of Jinpan International Limited of our report dated June 15, 2010, with respect to the consolidated financial statements of Jinpan International Limited for the year ended December 31, 2009, appearing in the December 31, 2011 annual report on Form 20-F of Jinpan International Limited.

/s/ JBPB & CO
JBPB & Co (formerly known as Grant Thornton)
Hong Kong
April 30, 2012